EXHIBIT (12)

October 20, 2023
Neuberger Berman Municipal Fund Inc.
Neuberger Berman California Municipal Fund Inc.
Neuberger Berman New York Municipal Fund Inc.
1290 Avenue of the Americas
New York, New York  10104
Re:	Reorganizations to Combine Maryland Corporations
Ladies and Gentlemen:
Neuberger Berman California Municipal Fund Inc., a Maryland corporation (“California Municipal”), and Neuberger Berman New York Municipal Fund Inc., a Maryland corporation (“New York Municipal” and, together with California Municipal, the “Acquired Funds” and each, a “Acquired Fund”) and Neuberger Berman Municipal Fund Inc., a Maryland corporation (the “Acquiring Fund”)1 ‑‑ have requested our opinion as to certain federal income tax consequences of Acquiring Fund’s proposed acquisition of each Acquired Fund pursuant to Agreements and Plans of Reorganization, each dated October 20, 2023 that were approved and adopted by the Boards of Directors of the applicable Funds (each, a “Agreement” and, together, the “Agreements”).  Each Agreement contemplates Acquiring Fund’s acquisition of all the Assets2 of the participating Acquired Fund in exchange solely for shares of Acquiring Fund Stock (and cash in lieu of fractional shares) and Acquiring Fund’s assumption of all Liabilities of the Acquired Fund, followed by the Acquired Fund’s distribution of those shares pro rata to its Stockholders in liquidation thereof (all the foregoing transactions involving Acquiring Fund and an Acquired Fund are referred to herein collectively as a “Reorganization”).3

In rendering this opinion, we have examined (1) the Agreements, (2) the Combined Proxy Statement/Prospectus dated May 31, 2023, regarding the Reorganizations that was furnished to the Stockholders of the Funds (“Proxy Statement”), (3) the letter addressed to those Stockholders dated May 31, 2023, that accompanied the Proxy Statement, and (4) other

1  Acquiring Fund and each Acquired Fund are sometimes referred to herein as a “Fund.”
2  Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreements.
3 Common stock of the Acquiring Fund will be distributed to Acquired Fund Stockholders pro rata with respect to their common stock of the Acquired Fund, and preferred stock of the Acquiring Fund (“VTMPS”) will be distributed to Acquired Fund Stockholders pro rata with respect to their preferred stock of the Acquired Fund.  We have assumed, for purposes of this opinion, that VTMPS constitute equity of the Acquiring Fund.

K&L GATES LLP
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Neuberger Berman Municipal Fund Inc.
Neuberger Berman California Municipal Fund Inc.
Neuberger Berman New York Municipal Fund Inc.
October 20, 2023

documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents.  As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in each Agreement (as contemplated in Section 6.4 thereof, which provides, among other things, that we may treat them as representations and warranties the Funds made to us) (each, a “Representation”).  We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or entity is, and as of the Effective Time will be, correct without that qualification.  We have also assumed that as to all matters for which a person or entity has represented that he, she, or it is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.
OPINION
With respect to each Reorganization, the Acquired Fund participating therein, its Stockholders, and Acquiring Fund, it is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Effective Time and the Reorganization’s being consummated in accordance with the applicable Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:
(1) Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Stock (and cash in lieu of Non-deliverable Fractional Shares) and its assumption of the Liabilities, followed by Acquired Fund’s distribution of such stock pro rata to the Stockholders (and the distribution of any such cash to the Stockholders entitled thereto) actually or constructively in exchange for their Acquired Fund Stock, in complete liquidation of Acquired Fund, will qualify as a “reorganization” (as defined in section 368(a)(1) of the Code), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b) of the Code);
(2) Acquired Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Stock (and cash in lieu of Non-deliverable Fractional Shares) and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of such stock (and cash) to the Stockholders in exchange for their Acquired Fund Stock;
(3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Stock (and cash in lieu of Non-deliverable Fractional Shares) and its assumption of the Liabilities;

Neuberger Berman Municipal Fund Inc.
Neuberger Berman California Municipal Fund Inc.
Neuberger Berman New York Municipal Fund Inc.
October 20, 2023

(4) Acquiring Fund’s basis in each Asset will be the same as Acquired Fund’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Acquired Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);
(5) A Stockholder will recognize no gain or loss on the exchange of all its Acquired Fund Stock solely for Acquiring Fund Stock pursuant to the Reorganization, except to the extent the Stockholder receives cash in lieu of a Non-deliverable Fractional Share pursuant thereto; and
(6) A Stockholder’s aggregate basis in the Acquiring Fund Stock it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Stock it actually or constructively surrenders in exchange for such Acquiring Fund Stock less the basis in any fractional share of Acquired Fund Stock for which the Stockholder receives cash pursuant to the Reorganization; and its holding period for such Acquiring Fund Stock will include, in each instance, its holding period for such Acquired Fund Stock, provided the Stockholder holds such Acquired Fund Stock as a capital asset at the Effective Time.
Notwithstanding anything herein to the contrary, we express no opinion as to the effect of a Reorganization on Acquiring Fund, the Acquired Fund participating therein, or any Stockholder thereof with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.
Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the IRS in existence at the Effective Time.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the Effective Time with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.
Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganizations or any other action (including any taken in connection therewith). Our opinion also applies with respect to a particular Reorganization only to the extent Acquiring Fund and the Acquired Fund participating therein is solvent, and we express no opinion about the tax treatment of any Reorganization if either Acquiring Fund or the Acquired Fund participating therein is insolvent.  Finally, our opinion is solely for the information and use of the addressees and their respective Stockholders in connection with the

Neuberger Berman Municipal Fund Inc.
Neuberger Berman California Municipal Fund Inc.
Neuberger Berman New York Municipal Fund Inc.
October 20, 2023

Reorganizations and may not be relied on for any purpose by any other person without our express written consent.
Very truly yours,
/s/ K&L Gates LLP